Exhibit 16.3

TELFORD  SADOVNICK, P.L.L.C

CERTIFIED PUBLIC ACCOUNTANTS

November 15, 2007

U.S. Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington, D.C. 20549

USA

Dear Ladies and Gentlemen:

Re:

Litewave Corporation – SEC File No. 000-27713

We are the former independent auditors for Litewave Corporation (the “Company”).  We have read the Company’s current report on Form 8-K, dated November 8, 2007, and are in agreement with the statements regarding our firm as included in Item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ Telford Sadovnick, PLLC

TELFORD SADOVNICK, P.L.L.C

CERTIFIED PUBLIC ACCOUNTANTS

AHS/skl